Exhibit 99.1

Biogen to Acquire Reata Pharmaceuticals

SKYCLARYS® recently approved in US as the only treatment indicated for patients with Friedreich’s ataxia

Proposed acquisition represents meaningful step forward in Biogen’s strategy for sustainable growth,

adding a highly complementary innovative product in an area of high unmet medical need

Expected to be significantly accretive to Biogen’s Non-GAAP diluted EPS beginning in 2025

Biogen to host investor conference call today at 9:00 a.m. ET.

Cambridge, Mass. & Plano, Texas – July 28, 2023 - Biogen Inc. (Nasdaq: BIIB) and Reata Pharmaceuticals, Inc. (Nasdaq: RETA) today announced the companies have entered into a definitive agreement under which Biogen has agreed to acquire Reata for $172.50 per share in cash, reflecting an enterprise value of approximately $7.3 billion.

Reata has made significant advancements developing therapeutics that regulate cellular metabolism and inflammation in serious neurologic diseases. Reata’s FDA-approved SKYCLARYS® (omaveloxolone) is the first and only approved treatment for Friedreich’s ataxia (FA) in the United States, with a commercial launch underway, and European regulatory review ongoing. In addition, Reata is developing a portfolio of innovative products for a range of neurological diseases.

“With extensive expertise in rare disease product development and global commercialization, as demonstrated by SPINRAZA and the recent launch of QALSODY, we believe Biogen has the foundation in place to accelerate the delivery of SKYCLARYS to patients around the world,” said Christopher Viehbacher, Biogen’s President and Chief Executive Officer. “This is a unique opportunity for Biogen to bolster our near-term growth trajectory, and SKYCLARYS is an excellent complement to our global portfolio of treatments for neuromuscular and rare disease.”

“Biogen’s expertise and commercial footprint make it the optimal choice to help SKYCLARYS realize its full potential,” said Warren Huff, Chairman and Chief Executive Officer of Reata. “With its clear understanding of the rare disease patient journey and existing commercial infrastructure, we believe Biogen will establish SKYCLARYS as the standard of care in the treatment of this devastating genetic disease.”

Financial Details and Terms of the Transaction

The transaction, which was approved by the boards of directors of both companies, is currently anticipated to close in the fourth quarter of 2023. Biogen expects this acquisition to be accounted for as a business combination. The acquisition of Reata is expected to be slightly dilutive to Biogen’s Non-GAAP diluted Earnings Per Share (EPS) in 2023, roughly neutral in 2024, and significantly accretive beginning in 2025, inclusive of associated transaction costs. Biogen plans to update its Full Year 2023 Financial Guidance in conjunction with its third quarter 2023 earnings release.

Biogen expects to finance the acquisition with cash on hand, supplemented by the issuance of term debt. The transaction is subject to customary closing conditions, including approval by Reata stockholders and the receipt of necessary regulatory approvals. Biogen has entered into voting and support agreements with certain stockholders of Reata representing approximately 36% of the voting power of Reata’s common stock.

Conference Call Details

Biogen will host an investor call on July 28, 2023, at 9:00 a.m. ET. The conference call will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet and will be subsequently available on the website for at least 90 days.

Advisors

Lazard acted as financial advisor to Biogen in this transaction and Cravath, Swaine & Moore acted as its legal advisor. Goldman Sachs acted as financial advisor to Reata and Vinson & Elkins acted as its legal advisor.

About SKYCLARYS® (omaveloxolone)

SKYCLARYS® (omaveloxolone) is an oral, once-daily medication indicated for the treatment of Friedreich’s ataxia in adults and adolescents aged 16 years and older in the U.S. Additionally, the company’s Marketing Authorization Application for omaveloxolone is under review in Europe by the European Medicines Agency (EMA). The European Commission has granted Orphan Drug designation in Europe to omaveloxolone for the treatment of Friedreich’s ataxia.

About Friedreich’s Ataxia

Friedreich’s ataxia is an ultra-rare, genetic, life-shortening, debilitating, and degenerative neuromuscular disorder typically caused by a trinucleotide repeat expansion in the first intron of the frataxin gene, which encodes the mitochondrial protein frataxin. Pathogenic repeat expansions can lead to impaired transcription and reduced frataxin expression, which can result in mitochondrial iron overload and poor cellular iron regulation, increased sensitivity to oxidative stress, and impaired mitochondrial ATP production. Patients with Friedreich’s ataxia typically experience symptoms in childhood, including progressive loss of coordination, muscle weakness, and fatigue that commonly results in motor incapacitation with patients requiring a wheelchair in their 20s. It is estimated that there are approximately 5,000 patients diagnosed with Friedreich’s ataxia in the United States1.

About Reata

Reata is a global biopharmaceutical company committed to developing and commercializing novel therapeutics for patients with serious or life-threatening diseases with few or no approved therapies. Reata focuses on molecular pathways involved in the regulation of cellular metabolism and inflammation. Reata’s first product, SKYCLARYS® (omaveloxolone) has been approved by the FDA for the treatment of Friedreich’s ataxia and is under review in Europe by the EMA. In addition, Reata is developing cemdomespib for the treatment of patients with diabetic neuropathic pain. Cemdomespib is an investigational drug, and its safety and efficacy have not been established by any regulatory agency. For more information visit https://reatapharma.com and follow us on LinkedIn and Twitter.

About Biogen

Founded in 1978, Biogen is a leading global biotechnology company that has pioneered multiple breakthrough innovations including a broad portfolio of medicines to treat multiple sclerosis, the first approved treatment for spinal muscular atrophy, and two co-developed treatments to address a defining pathology of Alzheimer’s disease. Biogen is advancing a pipeline of potential novel therapies across neurology, neuropsychiatry, specialized immunology and rare diseases and remains acutely focused on its purpose of serving humanity through science while advancing a healthier, more sustainable and equitable world.

We routinely post information that may be important to investors on our website at www.biogen.com. Follow us on social media - Twitter, LinkedIn, Facebook, YouTube.

Cautionary Note Regarding Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Biogen’s and Reata’s current beliefs, expectations or intentions regarding future events and speak only as of the date they are made. Words such as “may,” “might,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “forecast,” “outlook,” “continue,” “currently,” and similar expressions are intended to identify such forward-looking statements. The statements in this communication that are not historical statements are forward-looking statements within the meaning of the federal securities laws. Specific forward-looking statements include, among others, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, financing of the proposed transaction, costs and other anticipated financial impacts of the proposed transaction. Forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the control of Biogen or Reata, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of Reata’s stockholders; the timing to consummate the proposed transaction; the risk that the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval that may be required to consummate the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated or conditions that Biogen is not obligated to accept; the diversion of management time on transaction-related issues; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; global economic conditions; adverse industry conditions; potential business uncertainty, including changes to existing business relationships during the pendency of the proposed transaction that could affect financial performance; legal proceedings; governmental regulation; the ability to retain management and other personnel; and other economic, business, or competitive factors.

These statements speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

In particular, you should consider the risks set forth in Biogen’s and Reata’s filings with the U.S. Securities and Exchange Commission, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2022, under the caption “Risk Factors”, and their respective subsequent reports on Form 10-Q. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Biogen and Reata. In connection with the proposed transaction, Reata intends to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) in preliminary and definitive form, and Reata will mail the definitive Proxy Statement to its stockholders and file other documents regarding the proposed transaction with the SEC. HOLDERS OF COMMON STOCK OF REATA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (IF AND WHEN AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The Proxy Statement and other relevant materials (when they become available) and any other documents filed or furnished by the Reata with the SEC may be obtained free of charge at the SEC’s web site, http://www.sec.gov, through Reata’s Investor Relations page (https://www.reatapharma.com/investors), or by writing to Reata Pharmaceuticals, Inc., Attn: John Hunter, at 5320 Legacy Drive Plano, TX 75024 or at ir@reatapharma.com.

Participants in Solicitation

Biogen and its directors and executive officers, and Reata and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of shares of Reata common stock in respect of the proposed transaction. Information about the directors and executive officers of Biogen is set forth in the proxy statement for Biogen’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023. Information about the directors and executive officers of Reata is set forth in the proxy statement for Reata’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023. To the extent holdings of Biogen’s or Reata’s securities by their respective directors or executive officers have changed since the amounts set forth in such 2023 proxy statements, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information concerning the interests of Biogen’s or Reata’s participants in the solicitation will be set forth in the Proxy Statement (if and when available). Investors may obtain additional information regarding the interest of such participants by reading the Proxy Statement. You may obtain free copies of these documents using the sources indicated above.

References:

1. Lynch DR, et al., Safety and Efficacy of Omaveloxolone in Friedreich Ataxia (MOXIe Study). Ann Neurol. 2021 Feb;89(2):212-225. doi: 10.1002/ana.25934

MEDIA CONTACTS:

Biogen

Jack Cox

+ 1 781 464 3260

public.affairs@biogen.com

Reata

Wendy Segal

media@reatapharma.com

INVESTOR CONTACTS:

Biogen

Chuck Triano

+1 781 464 2442

IR@biogen.com

Reata

John Hunter

ir@reatapharma.com